Exhibit 10.27

Dated as of June 14, 2010

Motricity, Inc.

601 108th Avenue NE, Suite 900

Bellevue, WA 98004

Attention:	Ryan Wuerch, Chief Executive Officer Richard Leigh, General Counsel

Gentlemen:

This letter agreement (the “Amendment”) amends our engagement letter agreement dated May 5, 2010 (the “Agreement”) between Motricity, Inc. (the “Company”) and Advanced Equities, Inc. (“Advanced Equities”). Terms not defined in this Amendment have the meaning set forth in the Agreement.

Section 2 of the Agreement is hereby amended and restated in its entirety by replacing Section 2 with the following:

“Section 2. Compensation. The Company agrees to pay Advanced Equities a one-time fee of $2,000,000, all of which has been earned and accrued as of the date hereof and which shall be paid to Advanced Equities upon consummation of the Transaction. All such fees that have been previously paid to Advanced Equities prior to the consummation of the Transaction shall be refunded by Advanced Equities to the Company and no such fees shall be payable by the Company unless the Transaction is consummated (the parties agree that such prior payments total $1,400,000).”

Section 5 of the Agreement is hereby amended and restated in its entirety by replacing Section 5 of the Agreement with the following:

“Section 5. Termination. This Engagement will continue until the earlier of the consummation of a Transaction or other termination as provided below. The Company may terminate this Agreement at any time, with or without cause, by giving 30 days written notice to Advanced Equities; provided, however, that no such termination will affect the matters set out in this section or under the captions “Confidentiality,” “Use of Information,” “Certain Acknowledgments and Agreements,” “Indemnity,” “Governing Law,” “Miscellaneous” and “Compensation” to the extent any amounts are accrued or otherwise due thereunder at the time of termination. In the event that this Agreement or the Transaction is terminated by the Company, then Advanced Equities shall be promptly reimbursed by the Company for its actual out-of-pocket expenses incurred in connection with its services under the Agreement. For the avoidance of doubt, in no event shall Advanced Equities be entitled to aggregate fees in excess of $2.0 million under this Agreement.”

Except as expressly set forth in this Amendment, the Agreement shall remain in full force and effect. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this Amendment.

Very truly yours,

ADVANCED EQUITIES SECURITIES LLC

By:
Shannon Soqui Head of Investment Banking – West Coast

Accepted and agreed to as of the date set forth above:

Motricity, Inc.

By:
Ryan Wuerch Chief Executive Officer